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                                                                    EXHIBIT 99.1


[EMS TECHNOLOGIES LOGO]                                             NEWS RELEASE
                                                                  April 10, 2003



                           EMS TECHNOLOGIES ANNOUNCES
                     PRELIMINARY FIRST QUARTER 2003 RESULTS
                               AND CONFERENCE CALL

EMS Technologies, Inc. (Nasdaq - ELMG) today announced that its financial results are expected to be approximately breakeven for the first quarter of 2003 on consolidated revenues of approximately $67 million, as compared with earnings for the first quarter of 2002 of $2 million, or $.20 per share, on revenues of $70 million. There will be a conference call at 9:00 am EDT on Friday, April 11, 2003, for management to discuss these preliminary first quarter results; conference call details are provided at the end of this press release.

         Preliminary results indicate that all but one of the Company's main operations were profitable, with especially good results from LXE, which reported growth in export sales, as well as SATCOM and the Atlanta-based Space & Technology unit, both of which reported increased sales to U.S. defense markets. However, the Company's Montreal-based Space & Technology unit serves mainly commercial space markets, which are currently experiencing very difficult conditions, and this unit reported a loss of approximately $2.7 million for the first quarter of 2003, as compared with a $590,000 quarterly profit one year earlier.

         Alfred G. Hansen, president and chief executive officer, commented, "A key part of our business strategy has been to establish EMS as a leader in several wireless communications markets. We believe this diversity has helped reduce risk and provided a firm base for steady financial achievement. This strategy was important to the financial success of the recently concluded 2002 fiscal year, where tough conditions in some markets were offset by growth opportunities in others. And this strategy was absolutely crucial to our ability to report the preliminary breakeven consolidated results in the first quarter of 2003, even while absorbing a major loss from commercial space-related operations.

         "Considering today's uncertain worldwide economy, I believe the combined profitable financial results (approximately $2.7 million profit after tax) in four of our five main business units are as important to understanding the first quarter as our difficulties in commercial space:

         - LXE achieved record first-quarter revenues because a stronger Euro helped spark capital spending in our European markets, and our product line, which we believe is best-of-kind, continues to be exceptionally competitive.

         - SATCOM revenues also exceeded expectations, with our high-speed-data (HSD) products playing prominent roles in the war effort, ranging from video communications among mobile military forces, to live coverage by embedded news reporters on the move with coalition troops.


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                                                                  April 10, 2003


         - Our Atlanta-based Space & Technology operations, which mainly support defense markets, also had a solid first quarter. Certainly our Atlanta employees have taken great pride recently in EMS's major contributions to many of the key defense systems for surveillance, communications and electronic warfare currently in use by U.S. forces.

         - Given the slowdown in the telecommunications industry, it is particularly remarkable that EMS Wireless was able to report a profit. EMS Wireless continues to be a leading supplier of base-station antennas and is expanding its presence in repeater applications.

         "Our balance sheet remains in good shape. Debt was essentially unchanged from the end of 2002.

         "The results for our Montreal-based Space & Technology operations mirror the problems in the commercial space markets, where orders have slowed, budgets have tightened, and schedules have slipped. To address the effects on EMS of these market conditions, we had already begun a major plan of restructuring in late 2002. As these difficult conditions persisted and intensified in 2003, we took additional measures, including a recent reduction in the compensation cost structure at Montreal. Our short-term goal is to sharply reduce the level of losses at Montreal while maintaining the core organization necessary to quickly accelerate when commercial space market activity resumes. We also believe that our actions will result in a rate structure that will provide a long-term competitive advantage for future business opportunities. We will continue to identify and evaluate the emerging risks and opportunities in our commercial-space business, and we will take still further actions as needed."



CONFERENCE CALL DETAILS

There will be conference call at 9:00 am EDT on Friday, April 11, 2003, for Alfred G. Hansen, president and chief executive officer, and Don T. Scartz, chief financial officer to discuss preliminary results for the first quarter of 2003. Management will also take questions from the participants. Management will not provide guidance about expected results for the remainder of 2003 until the conference call later in the month when final results for the first quarter will be released.

To participate in this conference, please call 800-219-6110 (international callers use 303-262-2075) within approximately 10 minutes before the call is scheduled to begin. The conference identification number is 535224.

A taped replay of the conference call will also be available through Friday, April 18, 2003 by dialing 800-405-2236 (international callers use 303-590-3000) and entering the following code: 535224.

The Company expects to announce its final results for the first quarter during the week of April 21, 2003. Details regarding this conference call will be provided in a separate press release.


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                                                                  April 10, 2003


The following preliminary financial data for 2003 are based on the Company's initial analysis of operating results and are subject to change as more financial information becomes available.


                             EMS Technologies, Inc.
                      Summary of Preliminary Financial Data
                                 (in thousands)


                                             (Preliminary)
                                              1st Quarter                 1st Quarter
                                                  2003                        2002
                                              -----------                 ------------
REVENUES
Space & Technology / Atlanta                  $  12,000                      11,707
Space & Technology / Montreal                    10,200                      18,264
LXE                                              22,000                      19,885
EMS Wireless                                      8,800                      12,733
SatCom                                           10,500                       6,305
Other                                             3,000                       1,545
                                              ---------                      ------
Total                                         $  66,500                      70,439
                                              =========                      ======

OPERATING INCOME (LOSS)
Space & Technology / Atlanta                  $   1,000                         632
Space & Technology / Montreal                    (3,000)                        605
LXE                                               1,300                         694
EMS Wireless                                        100                         907
SatCom                                            1,500                         853
Other                                              (300)                        (55)
                                              ---------                      ------
Total                                         $     600                       3,636
                                              =========                      ======

NET EARNINGS (LOSS)
Space & Technology / Atlanta                  $     500                         289
Space & Technology / Montreal                    (2,700)                        590
LXE                                                 800                         286
EMS Wireless                                         50                         506
SatCom                                            1,200                         714
Other & Corporate                                   150                        (273)
                                              ---------                      ------
Total                                         $       -                       2,112
                                              =========                      ======


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                                                                  April 10, 2003



EMS TECHNOLOGIES, INC. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs nearly 1,700 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The Company has four main families of products...

- SPACE & TECHNOLOGY antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures, and other specialized uses. Products from the Atlanta operations are sold mainly in defense markets, and products from the Montreal operations are sold mainly to commercial space markets;

- LXE mobile computers and wireless local area networks, for materials handling and logistics;

- EMS WIRELESS base station antennas and repeaters, for PCS/cellular telecommunications; and

- SATCOM antennas and terminals, for aeronautical and land-mobile communications via satellite.

Statements contained in this press release regarding the potential for various businesses and products are FORWARD-LOOKING STATEMENTS. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...

- economic conditions in the U.S. and abroad and their effect on capital spending in the Company's principal markets;

- volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Company;

- successful resolution of technical problems, potential scope changes or potential funding changes that may be encountered on contracts;

- successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

- successful transition of products from development stages to an efficient manufacturing environment;

- customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

- the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

- the extent to which competing terrestrial systems reduce market opportunities for space-based broadband communication systems by providing extensive broadband Internet access on a dependable and economical basis;

- the growth rate of demand for various mobile and high-speed communications services;

- development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

- the Company's ability to attract and retain qualified personnel, particularly those with key technical skills; and

- the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company's expected growth.

Additional relevant factors and risks are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.



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